Exhibit 23.1
Consent of lndependent Registered Public Accounting Firm
The Board of Directors
Ambac Financial Group, Inc.:
We consent to the incorporation by reference in the registration statements of Ambac Financial Group, Inc. on Form S-3 (No. 333-195898) and Form S-8 (No. 333-195913) of our reports dated February 28, 2017, with respect to the consolidated balance sheets of Ambac Financial Group, Inc. and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 Form 10‑K of Ambac Financial Group, Inc. Our report on the consolidated financial statements and related financial statement schedules contains an explanatory paragraph that states that, the significant deterioration of the guaranteed portfolio has adversely impacted the financial condition of the Company’s operating subsidiary, Ambac Assurance Corporation resulting in significant regulatory oversight by the Office of the Commissioner of Insurance of the State of Wisconsin, including the rehabilitation of a segregated account of Ambac Assurance Corporation. This raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of these uncertainties.

/s/ KPMG

New York, New York
February 28, 2017